FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226123-03

From:	Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent:	Wednesday, May 22, 2019 4:26 PM
Subject:	★PRICED★ $939.691MM BMARK 2019-B11 **PUBLIC CMBS**

*PRICING DETAILS*

BENCHMARK COMMERCIAL MORTGAGE SECURITIES TRUST 2019-B11 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2019-B11

JOINT BOOKRUNNERS:	J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC., CITIGROUP GLOBAL MARKETS INC.
CO-LEAD MANAGERS:	J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC., CITIGROUP GLOBAL MARKETS INC.
CO-MANAGERS:	DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.
RATING AGENCIES:	S&P/FITCH/MORNINGSTAR
OFFERING TYPE:	SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

CLS	RATINGS (S/F/M)	SIZE ($MM)	WAL (YR)	CERT C/E	COUPON	PRICE	YIELD	SPREAD
A-1	AAA/AAA/AAA	14.700	2.91	30.000%	2.5682	99.99989	2.5457	+33
A-2	AAA/AAA/AAA	81.700	4.94	30.000%	3.4097	102.99999	2.7461	+55
A-3	AAA/AAA/AAA	20.600	6.91	30.000%	3.2616	100.99983	3.1002	+86
A-4	AAA/AAA/AAA	215.325	9.65	30.000%	3.2805	100.99928	3.1657	+84
A-5	AAA/AAA/AAA	379.930	9.83	30.000%	3.5421	102.99997	3.1913	+86
A-SB	AAA/AAA/AAA	18.615	7.27	30.000%	3.3932	102.99998	2.9309	+68
A-S	AA/AAA/AAA	125.292	9.91	18.000%	3.7840	102.99947	3.4337	+110
B	NR/AA-/AA-	43.070	9.91	13.875%	3.9553	102.99941	3.6037	+127
C	NR/A-/A	40.459	9.91	10.000%	3.7500	99.00948	3.8837	+155

DOCUMENTS & TIMING
ANTICIPATED PRICING:	PRICED
ANTICIPATED SETTLEMENT:	ON OR ABOUT JUNE 17, 2019

JPM SPG SYNDICATE CONTACTS
ANDY CHERNA	212-834-4154
KAILIN TWOMEY	212-834-4154

JPM CMBS BANKING CONTACTS
KUNAL SINGH	212-834-5467
DWAYNE MCNICHOLAS	212-834-9328

JPM CMBS TRADING DESK CONTACTS
AVINASH SHARMA	212-834-3111
DERRICK FETZER	212-834-3111

DEUTSCHE BANK TRADING DESK CONTACT
RYAN HORVATH	212-250-5149

CITIGROUP SYNDICATE DESK CONTACTS
RAUL OROZCO	212-723-1295
MATT PERRY	212-723-1295

*******************************************************************************

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. You should not reply to this announcement. Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected. This notice does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where such offer or solicitation would be unlawful, and does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of securities in any province or territory of Canada other than the provinces of Ontario, Quebec, Alberta, British Columbia, Nova Scotia and New Brunswick unless the issuer has securities listed or quoted on one of the exchanges or markets referred to in the definition of “OTC Issuer” in Multilateral Instrument 51-105. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

-------------------------------------------------------------------------------
This message is confidential and subject to terms at www.jpmorgan.com/emaildisclaimer including on confidentiality, legal privilege, viruses and monitoring of electronic messages. If you are not the intended recipient, please delete this message and notify the sender immediately. Any unauthorized use is strictly prohibited.

Any message from Sales and Trading is subject to terms at www.jpmorgan.com/salesandtradingdisclaimer, is a "solicitation" only as that term is used within CFTC Rule 1.71 and 23.605, and where it is an "investment recommendation" as that term is defined in MAR visit www.jpmm.com/#mardisclosures.

For J.P. Morgan Research disclosures, visit www.jpmm.com/research/disclosures.